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Exhibit 99-1.


For Immediate Release
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                                 News Release

                                 June 1, 2000



Contact:  Ronald E. Bostian
          (704) 633-2341



                      INNES STREET FINANCIAL CORPORATION
                      Announces Special Cash Distribution


Salisbury, N.C. - June 1, 2000 - Innes Street Financial Corporation (NASDAQ;ISFC), the holding company for Citizens Bank, FSB, announced today that its Board of Directors has declared a special cash distribution in the amount of $4.00 for each share of the Company's issued and outstanding common stock. This special cash distribution will be paid on June 30, 2000 to shareholders of record on June 15, 2000. The Company anticipates that the majority of the dividend will be a return of capital. The exact amount of the distribution that would be treated as a return of capital cannot be confirmed until the Company determines its operating results for the 2000 tax year. Shareholders are advised to consult their tax advisors concerning the tax treatment for this special cash dividend.

Due to the magnitude of the dividend declared today in relation to the Company's stock price, rules of the National Association of Securities Dealers require that the stock trade ex-dividend on the next business day after the payment, which will be July 3, 2000. Shareholders are advised that if they sell their shares before the ex-dividend date, they will transfer the right to receive the cash distribution to the buyer(s) of those shares.

The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds 179,473 shares of Company stock. The trustees of the ESOP expect to purchase additional shares beginning July 3, 2000 with the $717,892 it will receive from the distribution. A portion of the distribution paid to the ESOP will result in a charge of approximately $394,000, net of taxes, against earnings during the quarter ended June 30, 2000.